Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 13, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to the Shareholders of Wanger Advisors Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectuses and the statement of additional information filed April 16, 2007 as part of said Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 15, 2007